Exhibit 99.1

Air Lease Corporation
Earnings Call Transcript – Q3 2022
November 3, 2022; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Jason Arnold	Vice President, Head of Investor Relations
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Gregory B. Willis	Executive Vice President & Chief Financial Officer

ANALYST PARTICIPANTS

Hillary Cacanando	Deutsche Bank
Jamie Nathaniel Baker	JP Morgan Chase & Co
Mariana Perez Mora	Bank of America
Moshe Ari Orenbuch	Crédit Suisse
PRESENTATION

Operator: Good afternoon. My name is Paula, and I will be your conference operator today. At this time, I would like to welcome everyone to the Air Lease Corporation's Third Quarter Earnings Conference Call. (Operator Instructions)

I would now like to turn the call over to Mr. Jason Arnold, Head of Investor Relations. Mr. Arnold, you may begin your conference.

Jason Arnold: Thanks, Paula. Good afternoon, everyone, and welcome to Air Lease Corporation's Third Quarter 2022 Earnings Call. This is Jason Arnold, and I'm joined this afternoon by Steve Hazy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our third quarter 2022 results. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, November 3, 2022, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note, certain statements in this conference call, including certain answers to your questions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding the state of the airline industry, including the impact of sanctions imposed on Russia and aircraft delivery delays, our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense lines. These statements and any projections as to our future performance represent management's estimates for future results and speak only as of today, November 3, 2022.

These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, we may discuss certain financial measures such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity, which are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures, as well as our definition of them and the reconciliation to corresponding GAAP measures, can be found in the earnings release and 10-Q we issued today. This release can be found in both the Investors and Press section of our website at airleasecorp.com. As a reminder, unauthorized recording of this conference call is not permitted.

I would like to turn the call now over to our Chief Executive Officer and President, John Plueger. John?

John L. Plueger: Well, thanks, Jason.

Good afternoon, everyone, and thank you for joining us today.

I'm pleased to report that ALC generated $561 million in total revenue during the quarter, up 7% relative to the same period last year, while our diluted EPS was $0.90 per share. Performance during the third quarter benefited primarily from the growth of our fleet and lower restructuring impact, partially offset by the loss of revenues and earnings from the 21 Russian aircraft we wrote off in Q1. We purchased 14 new aircraft in the quarter, adding approximately $843 million of flight equipment and sold one aircraft, and I'll update you further on our aircraft sales shortly. We ended the third quarter with a lease utilization rate of 99.7%.

The operating environment for ALC remains strong with commercial aircraft demand robust, benefiting from the continued momentum of air travel demand recovery, which has more than offset the impact of macroeconomic and geopolitical headwinds to date. Domestic passenger traffic continues to improve globally, but the snapback in international markets has been particularly strong year-to-date, benefiting from the further relaxation of travel restrictions that have previously significantly constrained it.

As a result, demand for widebody aircraft continues to strengthen with a number of well-publicized large-scale global campaigns in process. The pace of our widebody lease placements has also accelerated. ALC has now placed all of its A330neo and A350-1000 orders profitably with only seven remaining passenger widebodies left to place through 2025 consisting of 787-10 and A350-900 aircraft. We expect both Airbus and Boeing to increase production rates meaningfully on 787s and A350s, although we do not see this improving the delivery delay situation through 2023.

Narrowbody demand, meanwhile, remains very high with limited remaining delivery positions from our order book through 2025 and beyond. At the OEMs, narrowbody A320 family and Boeing 737 aircraft are more or less sold out through 2027. So airlines are only finding opportunities from our order book and those of other order book lessors and those available aircraft are increasingly dwindling in number as placements accelerate, which is further benefiting the lease rate environment. And if you've been following our press releases, you've seen accelerating placements of our remaining A220 positions.

So as of today, 99% of our deliveries through 2023 are placed with about 70% of our deliveries in 2024 placed and 60% of our deliveries placed in 2025. We see a rapid placement pace ahead for our remaining single- and twin-aisle positions for delivery through 2025. While competition remains robust, we see diminishing aircraft supply from the aircraft leasing sector, combined with interest rate and escalation rate increases, continuing to drive lease rate factors up. I would just remind all of you that it takes time for increased lease rate margins to make their way on financial performance.

Deliveries this quarter were lower than expected. It's a product of ongoing delivery delays from both Boeing and Airbus, which we've highlighted to you many times this year. Delays of several months in our Airbus narrowbodies and on the 737 MAXs are typical of what we have been experiencing. We continue to expect supply chain challenges to extend for the next couple of years. Airbus widebody aircraft have been delivering more timely and as highlighted last quarter, Boeing has resumed deliveries of 787s. We're very happy to report that we indeed took delivery of a 787 in early October, our first since April of 2021. I do also want to remind you that we still have a number of already built 787s awaiting delivery and that those will still take some time to make it to us as Boeing works through the airworthiness certification and maintenance checks for each and every one of the more than 100 aircraft 787s that they have in inventory yet to be delivered.

We now expect to receive approximately $4 billion total of aircraft deliveries for this year, roughly the midpoint of our previously guided range. This outlook reflects roughly $1.2 billion of aircraft investments for the fourth quarter, subject, of course, to further OEM delays. We'll update you next quarter on our 2023 aircraft investment expectations.

On the sales front, although we only closed one aircraft sale in Q3, we are pleased by the pipeline of aircraft sales we've built to date this year. As a reminder, ALC normally concentrates aircraft sales in the fourth quarter, so we may enjoy the lease revenue and earnings on those aircraft for the majority of the year. Also, our aircraft sales program has been meaningfully lower than it would have been for the past several years as a product with the 737 MAX grounding, delaying our investment activity, a pandemic impact and 787 delivery delays impacting our fleet growth plans. So we're looking forward to more regular aircraft sales activity, and we're now expecting to close approximately $150 million of total aircraft sales in 2022 with another $700 million of sales in the pipeline that we expect to close on during the first half of 2023. The timing of sales activity from agreement to ultimate completion has been taking a bit longer than expected, which is why we pushed out expectations that we had previously for 2022 into next year. I would also add that we are encouraged by the strong demand and healthy bids we're receiving for our aircraft.

Lastly, we do have one update on our detained aircraft in Russia. We had one Boeing 737-8 MAX returned to us from Russia in early October. The aircraft was in storage since the MAX grounding in 2019, and we expect to see it come back onto our books at fair value with the corresponding benefit to the income statement in the fourth quarter. I want to be clear that this is a highly idiosyncratic event that resulted in the return of this aircraft, and we do not anticipate the return of any of our other aircraft detained in Russia. And that's all we'll be able to comment on, on that subject.

So at this point, let me turn this call over to Steve Hazy for additional color and commentary. Steve?

Steven F. Udvar-Hazy: Thanks very much, John. First of all, I'd like to point out that our owned fleet of jet aircraft crossed the 400 mark in September, ending the third quarter at a total of 405 commercial aircraft. I want to take this opportunity to congratulate the ALC team on this achievement, and we look forward to receiving the remaining 412 new aircraft that we have on order with Airbus and Boeing through the year 2028.

As John mentioned, we are very encouraged to see passenger traffic volumes continue to expand globally. The latest IATA traffic numbers released in October remained strong with total traffic up more than 60% year-over-year. Significant strength remains focused on the international markets, which are up approximately 116% year-over-year as volumes continue to recover from the impact of the pandemic, though domestic traffic also rose meaningfully as well. Regionally, Asia Pacific witnessed the most dramatic recovery figures. International revenue passenger volumes rose 449% year-over-year. Domestic traffic in Asia, meanwhile, improved significantly in Japan, which was up 112% over the prior year. India was up 55% and even China was up 45%, versus the prior year following its many challenges with zero-COVID policy. Domestic worldwide volumes are within approximately 10% to 15% of 2019 levels in most markets globally, but noteworthy to point out that it's Brazil, which was the first large domestic market tracked by IATA to actually exceed 2019 levels. In fact, the South American market is particularly robust in general, and we expect further strength in this market ahead. Global international traffic still has room for improvement and is still down around 30% versus 2019 levels. Although we expect continued improvement ahead as international routes reopen and further expand in the coming months.

We view these traffic trends as particularly encouraging given macroeconomic and geopolitical headwinds and that we have weighed-in, in the course of 2022. This strength in the face of adversity continues to speak volumes to the momentum behind post-pandemic travel demand and the fact that air travel has become an irreplaceable, not to mention, highly durable and important component of the human interaction.

I would also like to highlight that our pretax profit margin for the first nine months of this year increased to 29.2% in 2022 from 26.1% in the first nine months of 2021, again showing an overall market recovery and ALC's participation in this improving environment. Our ALC fleet order book remained in high demand and we have been very active in placing our backlog positions with both new and existing customers.

We recently announced a sizable placement of 19 A320 family aircraft with Condor of Germany, consisting of 17 A321neos and two A320neos back in late August. This placement will further modernize Condor's fleet, aiding in its competitive stance and effectiveness operating in the European market. We also announced the placement of four A321 XLR long-range aircraft with Air Transat of Canada, with three XLRs delivering in '25 and '26 and one additional aircraft in option. These aircraft will enhance the airline's product offering, boost efficiency as in addition, offering significant opportunities in growing their transatlantic network. In September, we announced the placement of two new A321neo LR aircraft with HiSky, which will utilize these aircraft in the Eastern European markets beginning in early 2023. We placed six Boeing 737-8 aircraft with LOT Polish Airlines, doubling the number of aircraft we have with the airline and significantly modernizing and expanding LOT's fleet and network. We also placed, as a milestone transaction, five new A321 XLR aircraft with LATAM Airlines in Chile. These XLRs will deliver to the airline beginning in 2025 and we see these aircraft as offering LATAM, which is South America's largest airline group, significant efficiency and operational benefits, particularly in its longer-haul international operations to North America. Just two days ago, we announced the placement of three Boeing 737-8 with Aeroitalia, the start-up Italian low-cost airline based in Northern Italy. This is just a sampling of our placement activity as we do not announce every individual aircraft lease placement. But this sample reflects the fact that we've been keeping very busy placing our new aircraft and demand is clearly quite high in the current environment. These, in turn, will help increase lease rates in the coming quarters.

We delivered 14 new aircraft to airline customers during the third quarter, which was somewhat lighter than we originally expected, given production delays at both Boeing and Airbus. A number of third quarter aircraft deliveries were pushed into the fourth quarter of this year. Deliveries in the fourth quarter could be affected and some may slip into early 2023. Deliveries in Q3 included the first two A220-300 deliveries from our forward order book to ITA, the flag carrier airline of Italy. We also delivered three A320 family aircraft including two to Volaris in Mexico, the second largest airline there; and one, to Qanot Sharq in Uzbekistan. In addition to two Boeing 737-8 to Flyr in Norway, and one 737-8 each to SCAT in Kazakhstan and one to Corendon in Turkey. We also delivered another new 737-8 to Aerolineas Argentina, the flag carrier and the largest airline in Argentina, in addition to one brand new 737-9 on long-term lease to Alaska Airlines. On the widebody side, Starlux in Taiwan received two of our A330-900s this past quarter, while Sunclass headquartered in Copenhagen, Denmark received their first A330-900.

Lastly, I'm pleased to announce that our Board of Directors has authorized an increase in our quarterly common stock dividend to $0.20 per quarter per share representing the 10th increase and the 40th consecutive dividend payment since the founding of ALC and an 8% increase relative to our dividend payout in the prior periods. This new higher dividend will be payable to our shareholders beginning on January 10, 2023.

And now I'd like to turn the call over to our CFO, Greg Willis, to provide more detail and color and remarks on our financial performance.

Gregory B. Willis: Thank you very much, Steve, and good afternoon, everyone. In the third quarter of 2022, ALC generated revenues of $561 million, up 7% as compared to the prior year. This was comprised of approximately $541 million of rental revenues and $20 million of aircraft sales, trading and other activities. The increase in rental revenues was primarily driven by the growth of our fleet, lower COVID-related lease restructuring losses and higher aircraft sales. However, this was partially offset by the loss of rental revenue from our Russian fleet resulting from the termination of our leasing activities in Russia earlier this year.

Moving on to operating expenses. The interest expense line rose 7% year-over-year, driven by an increase in our average debt balances. It is noteworthy to point out that while prevailing market interest rates have rose significantly over the past year, our composite funding rate increased only fractionally, up just three basis points to 2.85% as compared to 2.82% last year, due to the fixed-rate nature of our funding strategy.

Depreciation continues to track the growth of our fleet, while SG&A rose as business activities have increased following the end of the pandemic, along with an uptick in some of our operating expenses, including the increase in our insurance premiums by approximately $4 million, as we discussed during our last earnings call, in addition to aircraft transition-related expenses.

We ended the third quarter with 87% of our debt at a fixed rate which, along with our strong investment-grade credit ratings position us well for movement in interest rates over the intermediate term and also provides us broad and deep access to capital. As discussed in the past, our interest rate escalators on our forward aircraft deliveries helped protect us from rising interest rates as well. Altogether, this approach helps insulate our profit margins from interest rate risk. We remain dedicated to maintaining our investment-grade balance sheet and utilizing unsecured debt as our primary form of financing, maintaining a high ratio of fixed-rate funding and targeting a debt-to-equity ratio of 2.5x.

We ended the third quarter with a debt-to-equity ratio of 2.87x on a GAAP basis, which net of cash on the balance sheet is approximately 2.7x. Our leverage remains somewhat above our target following our Russia fleet write-off earlier this year. We expect to trend back towards our long-term target as our aircraft sales volume increase, and we continue to experience manufacturer delays.

As of quarter end, we had a strong balance sheet supported by our significant liquidity position of $6.7 billion and our large unencumbered asset base of $27 billion.

We believe that ALC remains very well positioned for the future with significant growth embedded in our business via our $26 billion forward order book. We look forward to returning to a more regular sales activity ahead, which we believe will further boost our financial performance and illustrate the embedded value in both our current fleet and our order book.

With that, I'll turn the call back over to Jason for the question-and-answer section of the call.

Jason Arnold: Thank you, Greg. This concludes management's commentary and remarks. For the Q&A session, we ask each participant to limit their time to one question and one follow-up that we are time constrained this afternoon. So we'll be leaving -- ending our call promptly at 5:30 p.m., and we'll do our best to answer the questions now and follow up with anyone we can get to.

Operator, can you please open the line for the Q&A session?

Q&A

Operator: (Operator Instructions) Your first question comes from Hillary Cacanando of Deutsche Bank.

Hillary Cacanando: So just, I guess, in terms of the fixed-rate – that component going down to 87%. I guess, last quarter was 92%. Just wanted to get more color around that, why that has gone down? And at some point, would it make sense -- you've always had a natural hedge where you had a really high fixed rate component, and you never had to put a hedge on, but at some point, would it make sense to put on like a hedge to -- hedge against interest rate volatility?

Gregory B. Willis: Hillary, this is Greg. We typically target about 30% utilization on our revolving credit facility that's $7 billion in size and which is floating rate. So as we continue to draw down on that revolver, that fixed-rate ratio will come down a little bit. Our long-term target for our fixed-rate funding is actually 80% and right now, we're significantly above that target. We don't anticipate doing any short-term hedging of those draws on that line. I think as long as we're meaningfully above our fixed rate target.

Hillary Cacanando: Okay. Got it. And then I guess just on the sales activity. Is that a function of like the OEM schedule? So if you get your deliveries on time from OEMs, you can go out and sell more assets? And if not, then you kind of scale back, is that how it works? What drives your sales activity?

Gregory B. Willis: It's typically a balance, right? I mean, in the past, it definitely has been driven by the significant delays that we've experienced from the OEMs, but as we continue to move forward and given that our elevated debt-to-equity position, we've started our sales activity program and intend for it to be more regular going forward.

Operator: Your next question comes from Jamie Baker, JPMorgan.

Jamie Baker: So I guess, John or Steve, Mark and I are wondering a point that AerCap made this morning was that the engine manufacturers are being asked to prioritize spare availability, which is apparently diverting resources away from new aircraft deliveries. Is that something you are also witnessing? And I assume, if so, that's also going to have an impact on the delivery cadence going forward? Is it a real thing for you guys in other words?

John L. Plueger: Jamie, it's a yes. Yes, it is.

Steven F. Udvar-Hazy: The short answer is yes, yes, yes.

Jamie Baker: Okay. I'll take it. Another data point, and this kind of builds on some of John's prepared remarks, but stored 787 availability is actually below that of stored 320neos and the context here being a potential widebody shortage. I think both the equity and the credit markets are finally cognizant of the narrowbody shortage. But how strong would you describe the pending widebody shortage?

Steven F. Udvar-Hazy: I think it's a very gradual process. It's not like an earthquake, but what we're seeing is two things. One, the recovery in international traffic is now beginning to gain momentum as more and more countries liberalize their travel restrictions. And we see Asia, other than China, international growing very, very nicely. We've seen results from Korea, Taiwan, Japan, Southeast Asia, Singapore, things are crawling back to normalcy, and we expect by the middle of next year, those regions will be pretty well caught up on their international long-haul business.

But remember, those airlines still have direct orders to successful carriers but we are seeing more demand for replacing some of the oldest widebody aircraft that are hitting 20 to 25 years of age.

John L. Plueger: Jamie, I would also add, as I hinted at in my prepared remarks, there are many current campaigns, which are unfolding. I'll just give you several, which have been publicly written about: United Airlines upcoming campaign for 100 widebody aircraft, Air India reportedly 40 to 60 aircraft widebodies, Saudi Arabia up to 50 twin-aisle aircraft. These are very, very significant numbers.

And if it's true, and usually when these kind of things are published, they're not published out of thin air, then that really adds further momentum, which is also why I stated that we expect both Boeing and Airbus to seek production rate increases, particularly in the 787 and the A350.

Steven F. Udvar-Hazy: Yes, Jamie, the pending campaigns that Airbus and Boeing have, if you accumulate them in terms of the quantity of new aircraft, it's almost three years of production of 787, 777X, A330neo and A350. So even if you take only a 50%, 60% success ratio, we're looking at almost two years of production entirely going to these bulk orders that John described.

Jamie Baker: That's a good perspective on that. Mark, and I appreciate it.

Operator: Your next question comes from the line of Moshe Orenbuch of Credit Suisse.

Moshe Orenbuch: Greg, I guess I'm hoping you could kind of talk a little bit about the quarterly, not year-over-year, but quarterly progression in rental revenues was down slightly second to third quarter. I did notice in the queue that you said that there was like $6 million of cash basis interest that wasn't received in Q3. And I guess there had been some interest received in the second quarter. Could you just talk about that and how we should think about the staging of the deliveries in Q3 and Q4 and what that means for the fourth quarter rental revenues?

Gregory B. Willis: Sure, Moshe. I think there was a little bit of noise in cash basis accounting. I mean last quarter, there was a pickup. This quarter, we had a little bit of a loss. And typically, that has to do with the timing of cash payments, especially with some of our more troubled lessees, but I'd like to reiterate that the quantum of this is really quite small on roughly a $500 million revenue quarter, but as you noted, it does cause a little blip in the yields. If you strip those items out, yield was relatively flat, Q3 to Q2. I think we're starting to head in the right direction, which is good. We're looking forward to get into a position where we're not talking about COVID-related matters. But you're right, there was a blip in the road on some collections, but our team is working hard on it. And I think we're going to catch up.

In terms of deliveries, I think it's to be seen the timing of how the $1.2 billion in CapEx will roll through the quarter. There's a lot of questions about the OEM's ability to deliver as we already chatted about with the engine's manufacturers having significant issues as well. But the big question is what's going to happen in December, but I wouldn't expect most of the stuff to be back-end weighted.

Steven F. Udvar-Hazy: I just want to add that in October, we had quite a surge in cash collections of some of the airlines that failed to make their payments in the last week of September. So since we have the cutoff at September 30, it's almost like an artificial thing because a few days later, some of these guys paid in $3 million, $4 million, $5 million of catch-up. So it's a snapshot, but it's not indicative of a variance in the overall cash collection activity.

Operator: Your next question comes from the line of Mariana Perez Mora of Bank of America.

Mariana Mora: Good afternoon. So my question is on the widebody end market. So demand is quickly picking up. And now given the lessons learned from the narrowbodies ramp up in production, are you able to take that into account and get a better pricing? Considering that demand that supply could be as challenging as with the narrowbodies?

John L. Plueger: Yes. I mean that's kind of the definition of supply constraints. So as I mentioned, we have less and less overall supply available. We placed a good number of our widebodies and that supply constraint is having an upward impact on our placements. So absolutely.

Mariana Mora: And if you want to compare lease rates today to pre-pandemic lease rates, given interest rates today and the supply contracts, how do they compare?

John L. Plueger: Well, it's kind of a variation on the map by aircraft types. Obviously, the single-aisles are much stronger, but the twin-aisles are coming up much better. And I would say are getting very close to parity, if not, in a couple of cases, in excess of parity to where they were in 2019.

Steven F. Udvar-Hazy: But keep in mind that a lot of our widebody and even single-aisle deliveries in 2022, were contracts that we actually entered into prior to the pandemic.

Operator: (Operator Instructions) There will be no further questions at this time. Mr. Arnold will turn the call back over to you.

Jason Arnold: Thanks, Paula, and thank you, everyone, for your time participating in our third quarter call today. We look forward to speaking with you again when we report fourth quarter results.

Operator, thank you, and please disconnect the line.

Operator: Thank you. This does conclude today's conference call. You may now disconnect.